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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               IES UTILITIES INC.
               (Exact Name of Registrant as Specified in Charter)

          IOWA                                           42-0331370
(State of Incorporation)                    (IRS Employer Identification Number)

                                   IES Tower
                             200 First Street S.E.
                            Cedar Rapids, Iowa 52401
          (Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-----------------------------------------         ------------------------------
7 7/8% Quarterly Debt Capital                     New York Stock Exchange
Securities (Junior Subordinated
Deferrable Interest Debentures, Series A)

          If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. /X/

          If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

The Commission is respectfully requested to send copies of all notices, orders and communications to:

Stephen W. Southwick, Esq.                  Richard L. Harden, Esq.
IES Utilities Inc.                          Winthrop, Stimson, Putnmam & Roberts
200 First Street S.E.                       One Battery Park Plaza
Cedar Rapids, Iowa 52401                    New York, NY 10004-1490

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.       Description of Registrant's Securities to be Registered.

          The 7 7/8% Quarterly Debt Capital Securities (Junior Subordinated Deferrable Interest Debentures, Series A) (the "Securities") to be registered hereunder are described under the heading "DESCRIPTION OF THE SERIES A JUNIOR SUBORDINATED DEBENTURES" in the Prospectus Supplement, dated December 8, 1995 (the "Prospectus Supplement") and under the heading "DESCRIPTION OF THE SUBORDINATED INDENTURE" in the Prospectus, dated December 1, 1995 (as supplemented by the Prospectus Supplement, the "Prospectus"), as filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), on December 11, 1995. The Prospectus forms a part of registration statement No. 33-62259, as amended (the "Registration Statement"). The Registration Statement was filed with the Commission pursuant to the Securities Act on August 31, 1995, and amended on November 22, 1995, and was declared effective by the Commission on December 1, 1995. The aforementioned description in the Prospectus is hereby incorporated by reference into this Item 1.

Item 2.       Exhibits
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         1.   Proposed form of Indenture, dated as of December 1, 1995, between the Company and The First National Bank of Chicago, Trustee (Subordinated Indenture) (Filed as Exhibit 4(i), File No. 33-62259, and incorporated herein by reference).

         2. Articles of Incorporation of the Registrant, Amended and Restated as of January 6, 1994 (Filed as Exhibit 4(b) to the Company's Current Report on Form 8-K, dated January 7, 1994, and incorporated herein by reference).

         3.   Bylaws of the Registrant, as amended February 7, 1995 (Filed as
              Exhibit 3 to the Company's Current Report on Form 8-K, dated March 15, 1995, and incorporated herein by reference).

         4. Form of Officer's Certificate establishing the terms of the Securities (including form of the Securities) (Filed as Exhibit 4(j) to the Company's Current Report on Form 8-K, dated December 8, 1995, and incorporated herein by reference).
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                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 12th day of December, 1995.

                                          IES UTILITIES INC.



                                          By  /s/ Blake O. Fisher, Jr.
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                                            Blake O. Fisher, Jr.
                                            President, Chief Operating Officer &
                                            Chief Financial Officer